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                                                                       Exhibit 4

                                 AMENDMENT NO. 1

                                       TO

                                RIGHTS AGREEMENT

       THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT ("Amendment No. 1"), dated as of May 11, 1999, is entered into by and between AMETEK, Inc. (formerly known as Ametek Aerospace Products, Inc.), a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent").

       WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of June 2, 1997 (the "Rights Agreement");

       WHEREAS, the Rights Agreement contains terms restricting the ability of the Board of Directors of the Company to redeem the Rights issued thereunder under certain circumstances;

       WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein to address certain developments in law; and

       WHEREAS, pursuant to Section 27 of the Rights Agreement, the Rights Agreement may be amended as set forth herein without approval of the holders of the Rights;

       NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Company and the Rights Agent hereby agree as follows:

1. Definitions. Capitalized terms used in this Amendment No. 1 and not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement.

2. Amendment of Rights Agreement. Section 23(c) of the Rights Agreement is hereby deleted in its entirety.

3. Other Terms Unchanged. Except as amended by this Amendment No. 1, the Rights Agreement shall remain in full force and effect.

4. Governing Law. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.


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5.     Counterparts. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


       IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                                                AMETEK, INC.
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By:     /s/ Donna F. Winquist                          By:       /s/ John J. Molinelli
   -------------------------------------                  ------------------------------
        Name:   Donna F. Winquist                           Name: John J. Molinelli
        Title:  Corporate Counsel &                         Title: Executive Vice President -
                Secretary                                   Chief Financial Officer

Attest:                                                AMERICAN STOCK TRANSFER
                                                           & TRUST COMPANY

By:    /s/  Susan Silber                               By:    /s/  Herbert J. Lemmer
    -------------------------------------                 ------------------------
        Name:   Susan Silber                                  Name: Herbert J. Lemmer
        Title:  Assistant Secretary                           Title: Vice President



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